EXHIBIT 99.1

FOR IMMEDIATE RELEASE ON May 23, 2005

CONTACT:	Dan Behrendt Chief Financial Officer TASER International, Inc. (480) 905-2000

TASER International, Inc. Files Form 10-Q and Amended Form 10-KSB

SCOTTSDALE, AZ, May 20, 2005 — TASER International, Inc. (NASDAQ: TASR), a market leader in advanced non-lethal devices announced that it has today filed its Form 10-Q for the first quarter ended March 31, 2005 and its amended Form 10-KSB with the Securities and Exchange Commission. As previously reported, Taser’s revenues and earnings for the first quarter of 2005 were $10.2 million and $168,000, respectively. The filing of the Company’s Form 10-Q had been delayed as previously reported in the Company’s filing on Form 12b-25

Taser’s amended Form 10-KSB reflects that in April 2005, subsequent to the issuance of the Company’s financial statements for the year ended December 31, 2004, the Company discovered an error in that certain stock option grants were treated as incentive stock options when the grants should have been classified as non-statutory stock options because of the annual limitation on incentive stock options under applicable tax regulations. The net impact of the amendment was an increase to the Company’s previously reported deferred tax assets at December 31, 2004 of $3.0 million, with a corresponding increase to the Company’s additional paid in capital. The change in classification of certain option grants as non-statutory stock options also had an impact on the amount of payroll tax expense previously reported. The impact to the Company in the year ended December 31, 2004 of the additional payroll tax was approximately $395,000, which was recorded as an increase to the Company’s selling, general and administrative expenses over amounts previously reported. As a result, the Company’s provision for income tax decreased by approximately $152,000, which resulted in a corresponding increase to the Company’s deferred tax assets. This adjustment impacted the Company’s previously reported net income for the year ended December 31, 2004 by approximately $243,000 which reduced the Company’s diluted earnings per share for such period by $0.01 to $0.30. The change in net income was not significant enough to affect the basic earnings per share for the year ended December 31, 2004. We also improperly tax affected the pro forma expense associated with incentive stock options for the year ended December 31, 2004. The pro forma expense is used in the calculation of pro forma basic and diluted net income per share. As a result of these errors, pro forma net income decreased from $12,005,000 to $10,735,000, and pro forma basic and diluted net income per share decreased from $0.21 and $0.19 to $0.19 and $0.17, respectively.

The following table summarizes the changes that were made to the previously reported financial statements as of and for the year ended December 31, 2004 in connection with the restatement described above.

Balance Sheet:

	December 31, 2004
	As Previously
	Reported	As Restated
Deferred income tax asset	$12,126,765	$15,310,207
Total assets	106,269,136	109,452,578
Accounts payable and accrued liabilities	8,432,066	8,827,132
Total current liabilities	8,538,873	8,933,939
Total liabilities	9,146,729	9,541,795
Additional paid-in capital	72,819,368	75,850,810
Retained earnings	24,302,430	24,059,364
Total stockholders’ equity	97,122,407	99,910,783
Total liabilities and stockholders’ equity	106,269,136	109,452,578

Statement of Income:

	For the year ended December 31, 2004
	As Previously
	Reported	As Restated
Sales, general and administrative expenses	$13,485,256	$13,880,322
Income from operations	30,875,534	30,480,468
Income before income taxes	31,315,808	30,920,742
Provision for income tax	12,191,000	12,039,000
Net income	19,124,808	18,881,742
Income per common and common equivalent share — diluted	$0.31	$0.30

Statement of Cash Flow:

	For the year ended December 31, 2004
	As Previously
	Reported	As Restated
Net income	$19,124,808	$18,881,742
Stock option tax benefit	11,473,554	11,321,554
Accounts payable and accrued liabilities	5,156,425	5,551,491
Non-cash transactions — Increase to deferred tax asset related to shares of stock realized from the exercise of stock options	22,841,004	26,024,446

The following table summarizes changes in the previously reported footnote information:

	For the Year Ended
	December 31, 2004
	(In thousands)
	As
	Previously	As
	Reported	Restated
Net Income, as reported	$19,125	$18,882	(1)
Add: Total stock-based compensation included in net income as reported	626	626
Deduct: Total stock-based employee compensation determined under fair value based method for all awards, net of related tax effects	(7,746)	(8,773)

Pro Forma Net Income	$12,005	$10,735

Net Income per common share:
Basic, as reported	$0.33	$0.33
Basic, pro forma	$0.21	$0.19
Diluted, as reported	$0.31	$0.30
Diluted, pro forma	$0.19	$0.17

(1)	As restated for effect of employer payroll taxes as described above.

The Company plans to release its financial results for the second quarter of 2005 on July 20, 2005 and its results for the third quarter of 2005 on October 19, 2005.

About TASER International, Inc.

TASER International, Inc. provides advanced non-lethal devices for use in the law enforcement, military, private security and personal defense markets. TASER devices use proprietary technology to safely incapacitate dangerous, combative or high-risk subjects who pose a risk to law enforcement officers, innocent citizens or themselves. TASER technology saves lives every day, and the use of TASER devices dramatically reduces injury rates for police officers and suspects and reduces litigation costs. For more information on TASER life-saving technology, please call TASER International at (800) 978-2737 or visit our website at www.TASER.com.

For further information contact Dan Behrendt, Chief Financial Officer, (480) 905-2000, Media Only Hotline: (480) 444-4000. Visit the company’s web-site at www.TASER.com for facts and video.

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